Davis
&
Associates



June 26, 2001


United States
Securities and Exchange Comission


Ladies and Gentlemen:

        I hereby consent to the use of the Financial Statements and the Earnings Per Share Statement prepared by Davis & Associates, CPA, of even date, for use by Raike Financial Group, Inc. in connection with its application for Registration of Securities of Small Business Issuers. I hereby further consent to the use of my name and the name of my accounting firm, Davis & Associates, CPA, in conjunction with said application.

                                      Very Truly Yours,


                                      Davis & Associates, CPA

                                      /s/Mitchell Davis

                                      Mitchell Davis
                                      Certified Public Accountant

c:  Raike Financial Group, Inc.







             150 North Street, Suite 200, Canton, GA  30114
                 Phone (770) 479-5458, Fax (770) 479-7738